SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) – April 24, 2008

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

(Exact Name of Registrant as Specified in Charter)

DELAWARE	0-24341	54-18652710
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Bala Plaza, Suite 300 Bala Cynwyd, Pennsylvania	19004
(Address of Principal Executive Offices)	(Zip Code)

(610) 660-7817

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 24, 2008, Central European Distribution Corporation (“CEDC”), Bols Sp. z o.o. (“Bols”), a wholly-owned subsidiary of CEDC, certain other subsidiaries of CEDC (the “Guarantors”) and Bank Zachodni WBK S.A. (the “Lender”) entered into a Facility Agreement (the “Credit Facility”).

The Credit Facility provides for a term loan facility of $30,000,000 (the “Term Loan”) and an overdraft facility in a maximum amount of $20,000,000 (the “Overdraft Facility” and, together with the Term Loan, the “Loan”). The Loan bears interest at a rate equal to the London Interbank Rate plus a margin of (A) 1.65% per annum in the case of the Term Loan, and (B) 1.45% per annum in the case of the Overdraft Facility, subject in each case to downward adjustment in the event that CEDC’s ratio of total debt less cash to EBITDA meets certain benchmarks. The Loan is guaranteed by CEDC, Bols and the Guarantors and is secured by all of the shares of capital stock of Bols and 60% of the capital stock of Copecresto Enterprises Limited (“Copecresto”), a Cypriot company and 85%-owned subsidiary of CEDC. The Term Loan is to be used to refinance the purchase price paid and other acquisition costs incurred in connection with CEDC’s acquisition of 85% of the capital stock of Copecresto. The Overdraft Facility is to be used for general business purposes.

The Term Loan must be paid down in $3,000,000 increments on the 18-month, 24-month, 30-month, 36-month, 42-month, 48-month and 54-month anniversaries of its draw-down, with all remaining outstanding amounts to be repaid on the 60-month anniversary of its draw-down. The Overdraft Facility must be repaid on the 12-month anniversary of the draw-down of the Term Loan. The Term Loan may be prepaid in whole or in part (but if in part, by an amount no less than $1,000,000). The Overdraft Facility may be prepaid in whole or in part. The Term Loan and the Overdraft Facility must be prepaid in amounts equal to (1) the proceeds of certain claims arising in connection with CEDC’s acquisition of 85% of the capital stock of Copecresto, (2) the consideration received in connection with certain dispositions of assets or businesses by Copecresto or its subsidiaries and (3) the proceeds of any insurance claim received by Copecresto or any of its subsidiaries, in each case to the extent applicable and subject to certain exceptions.

The Credit Facility contains certain financial and non-financial covenants, which include, but are not limited to, a maximum ratio of total debt less cash to EBITDA, a minimum ratio of EBITDA to fixed charges, limitations on the incurrence of certain indebtedness, limitations on certain distributions and investments and limitations on certain mergers, consolidations and sales of assets, in each case subject to certain exceptions.

Events of default under the Credit Facility include, but are not limited to, (i) failure to make payments under existing indebtedness when due, (ii) a default under other existing indebtedness, (iii) failure to perform any obligations under the Credit Facility, and (iv) the existence of any insolvency proceeding. On and at any time after the occurrence of an event of default, the Lender may, among other things, demand additional security in respect of the Loan, cancel any amounts still available under the Loan, exercise any rights available by contract or under Polish law and/or terminate the Credit Facility. In the event the Lender terminates the Credit Facility in connection with an event of default, the Lender may require repayment of all or part of the outstanding amounts under the Loan and/or exercise any rights available by contract or under Polish law.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Central European Distribution Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

By:	/s/ Chris Biedermann
Chris Biedermann
Vice President and Chief Financial Officer

Date: April 28, 2008